FOR IMMEDIATE RELEASE

ENERJEX RESOURCES SECURES FIXED PRICE OF
$77.05 PER BARREL

ENTERS INTO 18 MONTH CRUDE OIL PURCHASE AGREEMENT

OVERLAND PARK, KAN. (September 1, 2009) – EnerJex Resources, Inc. (OTC:BB ENRJ) announces it has executed a second fixed price swap transaction with BP Corporation North America Inc. (“BP”) for a total of 20,250 barrels at $77.05 per barrel from October 1, 2009 through March 31, 2011.   In February 2009, it entered into a fixed price swap transaction under the terms of an ISDA master agreement with BP for a total of 120,000 gross barrels at a price of $57.30 per barrel for the period beginning October 1, 2009 and ending on December 31, 2013.  The combined effect of these two transactions will result in an effective price per barrel of $64.958 on 4,900 barrels from October through December 2009, $62.238 on 4,000 barrels during the calendar year 2010, and $61.963 on 3,600 from January through March 2011.  The remaining fixed price volumes from April 2011 through December 2013 total 66,750 barrels at $57.30.

In addition, EnerJex has entered into an agreement with Coffeyville Resources Refining and Marketing, LLC (“Coffeyville”) to sell all its crude oil production beginning October 1, 2009 through March 31, 2011 to Coffeyville. All physical production will be sold to Coffeyville at current market prices defined as the average of the daily settlement price for light sweet crude oil reported by NYMEX for any given delivery month. All prices received are before location basis differential and oil quality adjustments.

EnerJex’s CEO, Steve Cochennet, stated, “We executed these transactions in an effort to better manage and predict our operating cash flows in a time of significant and volatile fluctuations in the commodities markets.  And, we needed to hedge a minimum of 75% of the proved developed producing reserves included in our July ‘09 borrowing base with Texas Capital Bank. We have worked closely with our Board of Directors, the bank and, of course, BP and Coffeyville, to create a risk-reward balance within our current production portfolio.”  In this case, EnerJex will “swap” the monthly price it will receive from Coffeyville for the fixed prices with BP on the specified volumes of oil for the specified periods.  Cochennet added, “While mitigating the downside we can still realize upside if oil prices increase since our remaining production will float with spot prices.  As we develop our current properties or acquire additional leases, the production increases from these activities should reduce the fixed-price portion of our production. However, the Board of Directors has authorized a strategy to hedge up to 80% of current production on a net revenue basis.”

27 Corporate Woods, Ste 350	10975 Grandview Drive	Overland Park, KS 66210
Office: 913.754.7754		Fax: 913.754.7755
www.EnerJexResources.com

About EnerJex Resources, Inc.

EnerJex is an oil and natural gas acquisition, exploration and development company formed in December 2005. Operations, conducted solely through EnerJex Kansas, its wholly owned operating subsidiary, are focused on the mid-continent region of the United States. EnerJex acquires oil and natural gas assets that have existing production and cash flows.

Once acquired, EnerJex implements an exploration and development program to accelerate the recovery of the existing oil and natural gas as well as explore for additional reserves.

More information on EnerJex and its operations can be found on its website: www.EnerJexResources.com.

Forward-Looking Statements

The statements in this press release regarding current and future production, actual and anticipated market conditions, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to: the continued production of oil at historical rates; costs of operations; delays, and any other difficulties related to producing oil; the ability of EnerJex to implement its development program; price of oil; marketing and sales of produced minerals; risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those set forth in reports or documents EnerJex files from time to time with the Securities and Exchange Commission (SEC). EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Steve Cochennet
EnerJex Resources, Inc.
(913) 754-7754
scochennet@enerjexresources.com

27 Corporate Woods, Ste 350	10975 Grandview Drive	Overland Park, KS 66210
Office: 913.754.7754		Fax: 913.754.7755
www.EnerJexResources.com